Exhibit 77(C): Submissions of Matters to a vote of security holders

A joint special meeting of shareholders of each Fund was held on December 4, 2014. The joint special meeting was held for the purpose of electing members of the Funds’ Board of Directors. Shareholders elected the following nine (9) Directors at the joint special meeting:

•	E. Thayer Bigelow
•	Robert B. Calhoun, Jr.
•	Eric C. Fast
•	Daria L. Foster
•	Evelyn E. Guernsey
•	Julie A. Hill
•	Franklin W. Hobbs
•	James M. McTaggart
•	James L.L. Tullis

The results of the proxy solicitation on the preceding matter were as follows:

Lord Abbett Global Fund, Inc.
Nominee	Votes For	Votes Withheld
E. Thayer Bigelow	94,905,233.073	1,378,082.359
Robert B. Calhoun, Jr.	94,907,429.448	1,375,885.984
Eric C. Fast	94,911,654.670	1,371,660.762
Daria L. Foster	94,675,924.662	1,607,390.770
Evelyn E. Guernsey	94,777,119.065	1,506,196.367
Julie A. Hill	94,772,633.173	1,510,682.259
Franklin W. Hobbs	94,910,809.250	1,372,506.182
James M. McTaggart	94,698,650.799	1,584,664.633
James L.L. Tullis	94,912,869.099	1,370,446.333

No Directors other than these elected are now in office.